EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	March 31	December 31
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$86,841	$41,195
Available-for-sale securities	11,727	10,172
Accounts receivable, net	4,639	5,147
Receivables from sales representatives	6,290	3,407
Inventory of paper	804	750
Prepaid expenses and other current assets	4,401	2,926

Total Current Assets	114,702	63,597

Property and equipment, net	24,660	24,902
Long term investments	100	100
Bonds held to maturity, at amortized cost	675	666
Other assets	3,385	3,260

Total Assets	$143,522	$92,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,347	$4,798
Deferred income and customer prepayments	35,583	28,775
Accrued liabilities	7,681	5,921
Income taxes payable	471	384

Total Current Liabilities	49,082	39,878

Liabilities for incentive and bonus plans	467	467
Deferred income and customer prepayments – long term	2,175	1,420
Minority interest	4,992	4,910
Deferred tax liability	292	327

Total Liabilities	57,008	47,002

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 34,853,435 (2004: 31,847,935) shares issued and outstanding	349	319
Additional paid in capital	128,334	86,373
Retained deficit	(32,577)	(34,577)
Less: Unearned compensation	(9,871)	(6,831)
Accumulated other comprehensive income	279	239

Total Shareholders’ Equity	86,514	45,523

Total Liabilities and Shareholders’ Equity	$143,522	$92,525

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31
	2005	2004
	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$22,636	$22,024
Exhibitions	—	1,509
Miscellaneous	131	129

	22,767	23,662

Operating Expenses:
Sales	7,716	7,504
Event production	—	180
Community	3,741	3,392
General and administrative	7,531	7,181
Online services development	984	1,072
Non-cash compensation expense (Note 2)	529	833
Amortization of software cost	296	369

Total Operating Expenses	20,797	20,531

Income from Operations	1,970	3,131

Interest income	51	36
Gain on sale of available-for-sale securities	39	—
Foreign exchange gains (losses), net	144	52

Income before Income Taxes	2,204	3,219
Income Tax Provision	(122)	(194)

Net Income before Minority Interest	$2,082	$3,025

Minority interest	$(82)	$(397)

Net Income	$2,000	$2,628
Retained deficit brought forward	$(34,577)	$(50,346)

Retained deficit carried forward	(32,577)	(47,718)

Basic net income per share	$0.06	$0.08

Shares used in basic net income per share calculations	32,116,557	31,844,012

Diluted net income per share	$0.06	$0.08

Shares used in diluted net income per share calculations	32,257,895	31,950,169

Note :	1.	Online and other media services consists of:

	Three months ended March 31
	2005	2004
	(Unaudited)	(Unaudited)
Online services	$13,093	$12,906
Print services	9,543	9,118

	$22,636	$22,024

Note :	2.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended March 31
	2005	2004
	(Unaudited)	(Unaudited)

Sales	$148	$261
Community	29	31
General and administrative	255	463
Online services development	97	78

	$529	$833

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31
	2005	2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$2,000	$2,628
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	858	993
Accretion of U.S. Treasury strips zero % coupons	(9)	(16)
Gain on sale of available-for-sale securities	(39)	—
Interest income on available-for-sale securities	(2)	—
Bad debt expense	—	21
Non-cash compensation expense	529	833
Income attributable to minority shareholder	82	397

	3,419	4,856
Changes in assets and liabilities:
Accounts receivables	508	626
Receivables from sales representatives	(2,883)	333
Inventory of paper	(54)	(44)
Prepaid expenses and other current assets	(1,475)	(1,562)
Long term assets	(125)	(1,708)
Accounts payable	549	(283)
Accrued liabilities and liabilities for incentive and bonus plans	1,760	(580)
Deferred income and customer prepayments	7,563	737
Tax liability	52	111

Net cash provided by operating activities	9,314	2,486

Cash flows from investing activities:
Purchase of property and equipment	(616)	(292)
Net purchase of available-for-sale securities	(1,474)	(16,448)

Net cash used for investing activities	(2,090)	(16,740)

Cash flows from financing activities:
Proceeds from the issue of common shares, net of share issue expenses	38,304	—
Amount received towards directors purchase plan	118	92

Net cash generated from financing activities	38,422	92

Net increase (decrease) in cash and cash equivalents	45,646	(14,162)
Cash and cash equivalents, beginning of the period	41,195	26,227

Cash and cash equivalents, end of the period	$86,841	$12,065

Supplemental cash flow disclosures:
Income tax paid	$70	$83